SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FIDELITY SECURITIES FUND (Name of Registrant as Specified In Its Charter)

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FIDELITY ADVISOR DIVIDEND GROWTH FUND
FIDELITY ADVISOR EQUITY VALUE FUND
FIDELITY ADVISOR VALUE LEADERS FUND
CALL 1-844-670-2134 to vote your shares today!*
SPECIAL MEETING OF SHAREHOLDERS ADJOURNED UNTIL JUNE 11, 2025
YOUR VOTE IS EXTREMELY IMPORTANT
NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE

Dear Shareholder:
Please be aware that each of Fidelity Advisor Dividend Growth Fund, Fidelity Advisor Equity Value Fund, and Fidelity Advisor Value Leaders Fund have adjourned the Special Meeting of Shareholders until June 11, 2025 at 7:30 a.m. Eastern Time (ET).
We have adjourned the Special Meeting of Shareholders because we have either not reached a sufficient number of votes to hold the meeting and/or not received the required number of votes to approve each Agreement and Plan of Reorganization to merge Fidelity Advisor Dividend Growth Fund, Fidelity Advisor Equity Value Fund, and Fidelity Advisor Value Leaders Fund into Fidelity Dividend Growth Fund, Fidelity Value Discovery Fund, and Fidelity Blue Chip Value Fund, respectively. You may think your vote is not important, but the only way to pass the proposals is to vote your shares.
As a shareholder, you have the right to consider the proposal(s) that is applicable to you and vote your shares. Please take a few minutes to vote by mailing your proxy card, or calling the toll-free number or visiting the website indicated on your proxy card.
If you have already voted, thank you for your response. If you have further questions, please call 1-877-208-0098.
*
Broadridge Financial Solutions, Inc. has been engaged by Fidelity Investments as a paid solicitor. Please contact them at the toll-free phone number provided above weekdays from 9:00 a.m. to 10:00 p.m. (ET), or Saturday and Sunday between the hours of 10:00 a.m. to 2:00 p.m. in order to cast your vote over the phone. In the event that you make a telephone call or receive a telephone call from a Broadridge Financial Solutions, Inc. representative, you may be asked to verify certain personal information for identification verification (e.g., name and address).

Sincerely,

Robert A. Lawrence
Chair
G1EQ-ADJ-0425
1.9920549.100